Exhibit (r)(1)

ALCENTRA CAPITAL CORPORATION - CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by the Board of Directors (the “Board”) of Alcentra Capital Corporation (the “Company”) in accordance with Rule 17j-l(c) under the Investment Company Act of 1940, as amended (the “1940 Act”). Rule 17j-1 generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by business development companies if effected by access persons of such companies. To fulfill the obligations under Rule 17j-1, the Company utilizes the processes and resources described in the Personal Trading Policy of The Bank of New York Mellon Corporation (“BNY Mellon”), attached hereto as Appendix A (the “Policy”). In addition to guidance on personal trading, the policy also outlines general standards of conduct, including but not limited protecting material non-public information and compliance with securities laws. Where the Policy makes reference to BNY Mellon and its affiliates, these references shall apply in equal force to the Company, Alcentra NY, LLC, the Company’s investment adviser (the “Adviser”) and their affiliates.

In satisfaction of its requirements under the 1940 Act and Rule 17j-1 thereunder, the Company hereby adopts the Policy with the following modifications:

A.   Procedures to Implement the Code of Ethics

•	All Access Persons are subject to the reporting requirements set forth in the general requirements section of the Policy except:
(a)	with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control;
(b)	a Disinterested Director, who would be required to make a report solely by reason of being a Director, need not make: (1) an initial holdings or an annual holdings report; and (2) a quarterly transaction report, unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately before or after such Disinterested Director’s transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company or its investment adviser considered purchasing or selling the Covered Security.
(c)	an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by BNY Mellon’s Ethics Office with respect to the Access Person in the time under the Policy, if all of the information required under the Policy is contained in the broker trade confirmations or account statements, or in the records of BNY Mellon’s Ethics Office.
•	In accordance with Rule 17j-1(c)(2), no less frequently than annually, the Company must furnish to the Board, and the Board must consider, a written report that:
(a)	describes any issues arising under the Policy or procedures since the last report to the Board, including but not limited to, information about material violations of the Policy or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Policy.

B.   Sanctions

Upon determination that a violation of this Code has occurred, appropriate management personnel of the Company may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator. All violations of this Code and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board.

C.   Amendments

This Code may be amended from time to time by resolution of the Board, or without a resolution of the Board to the extent the approval of such amendment is not required under the 1940 Act.

Adopted: November 4, 2014

Last Revised: November 4, 2014

Exhibit A

The Bank of New York Mellon Corporation

Personal Securities Trading Policy